Exhibit 99.3

                  2Q 2003 EARNINGS CONFERENCE CALL
            Remarks of Michael S. Geltzeiler, SVP and CFO
                          January 23, 2003


Thanks, Tom.

I will briefly review details of our cash flow performance, debt position, and other financial matters.

The second quarter is traditionally our strongest period of cash generation, driven primarily by operating results but also by reductions in working capital as some of the second quarter programs are financed in quarter 1. Free cash flow, which we define as cash flow before acquisitions, share repurchases and dividends, was $161 million for the quarter, $10 million favorable to prior year. This strong cash flow performance enabled us to complete the $100 million stock repurchase of Class B shares related to the recapitalization plan without additional borrowing and to actually reduce our outstanding debt.

Reiman, BAF and QSP collectively, accounted for over 80% of the
total company's cash flow for the quarter.   Year to date, we have
generated $76 million of free cash flow, $19 million ahead of last year.

The $161 million of free cash flow this quarter was used towards:
(1)   Repurchasing $100 million of stock as part of the recapitalization
(2) Paying $4 million for legal and investment banking fees related to the recapitalization
(3)   Disbursing $5 million for the quarterly dividend
(4) And lastly, reducing our net debt position by $52 million to $882 million.

   Outstanding debt as of December 31 is $950 million.

EBITDA for the quarter was $163 million, up 21% on prior year.
Depreciation and amortization totaled $16 million and capital expenditures were about $3 million. Capital spending for the first six months was approximately $7 million.

The company's average interest rate for the second quarter was 4.1%, down from 4.3% in Quarter 1. By locking in current favorable LIBOR rates, the company's weighted average borrowing rate for the third quarter is anticipated to be below 4%. Interest expense, net for the second quarter was approximately $11 million.

As previously announced, our recapitalization and share repurchase
transactions closed on December 13.   The net impact of these
transactions reduced the total number of shares outstanding as of
December 13, by 2.9 million shares.   During the quarter, we
expensed $5.7 million to cover the remaining costs related to the recapitalization. This translates to $.06 / share, as these expenses are not tax deductible. Approximately $6 million of these costs will be disbursed in the third quarter.

Second quarter operating expenses on a constant dollar, constant portfolio basis were 7% lower than last year. Total headcount declined by 140 positions from year-end and are 8% below last year. Cash expenses for previously announced restructuring actions were $5 million this quarter and $11 million year-to-date. Pension and post-retirement medical costs for the quarter were nearly $4 million above last year, attributed to our earlier decision to reduce our assumptions for asset returns and overall declines in the equity markets.

Tom and I will now answer any questions.